UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 24, 2012

HILL-ROM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Indiana	1-6651	35-1160484
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1069 State Route 46 East Batesville, Indiana	47006-8835
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (812) 934-7777

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

 On August 24, 2012, Hill-Rom Holdings, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Facility”) with the lenders named therein, JPMorgan Chase Bank, N.A., as Administrative agent, RBS Citizens, N.A. and Bank of America, N.A., as Co-Syndication Agents, and Fifth Third Bank, PNC Bank, National Association and U.S. Bank National Association, as Co-Documentation Agents.  The Credit Facility provides for revolving loans of up to $500 million at any time outstanding, plus term loans in the aggregate amount of $200 million. It is to be used for general corporate purposes, including financing permitted acquisitions.  The Company may request to increase the revolving loan commitment and the amount of the term loans by up to an additional $250 million.

All loans under the Credit Facility mature August 24, 2017.  The term loans will amortize so that 37.5% of the principal will be repaid over the five year term, with the balance due at maturity.  The Credit Facility replaces the Company’s $500 million Credit Agreement dated as of March 28, 2008, as amended, that was scheduled to terminate in March 2013.

Borrowings under the Credit Facility bear interest based on a margin (which varies dependent upon the Company’s credit rating) over certain pre-defined index rates, selected at the Company’s option.  The Credit Facility is guaranteed by the following fully owned subsidiaries of the Company:  Hill-Rom, Inc.;  Hill-Rom Services, Inc.;  Hill-Rom Company, Inc.;  Hill-Rom Manufacturing, Inc.;  Aspen Surgical Products Holding, Inc.;  Aspen Surgical Products, Inc.;  and Advanced Respiratory, Inc.

The Credit Facility contains terms and conditions, events of default, and customary covenants, including but not limited to, requiring that (1) the Company maintain a ratio of Consolidated Indebtedness to Consolidated EBITDA of not more than 3.50:1.0; and (2) a ratio of Consolidated EBITDA to interest expense of not less than 3.50:1.0.

A copy of the Credit Facility is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference, and the foregoing description is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d)      Exhibits

10.1	Credit Agreement dated as of August 24, 2012 among Hill-Rom Holdings, Inc., the lenders named therein, et al.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL-ROM HOLDINGS, INC.

Date: August 24, 2012	By:	/s/ Susan Lichtenstein
Susan Lichtenstein
Senior Vice President of
Corporate Affairs,
Chief Legal Officer and Secretary